Exhibit 10.6.2

AMENDMENT I

This is an amendment to the Exclusive License Agreement entered into on April 3, 2008 by and between Novartis Animal Health, Inc. ("Novartis") a corporation existing under the laws of Switzerland and AspenBio Pharma, Inc. ("Aspen") a corporation organized and existing under the law of the State of Colorado, USA.

WHEREAS, the Parties entered into an Exclusive License Agreement on April 3, 2008, in which Aspen granted Novartis an exclusive license for Aspen Patent Rights and Aspen Know-How ("License Agreement"); and

WHEREAS, the parties entered into a Development Agreement on July 15, 2008, for the development and commercialization of the Aspen Patent Rights and Aspen Know-How; and

WHEREAS, Article III, of the License Agreement provides for certain Milestone Payments which shall be paid in advance subject to refund for non-occurrence of the corresponding Milestone Event as set forth in Section 3.2(c); and

WHEREAS, Novartis has provided the Milestone Payments to Aspen and no payments have been refunded to Novartis as a result of non-occurrence of a Milestone Event as set forth in Section 3.2(c) of the License Agreement; and

WHEREAS, the Parties desire to amend Article III of the License Agreement to clarify the requirements of Section 3.2(c),

NOW THEREFORE, The parties hereby agree as follows:

Section 3.2(c) of the License Agreement is amended to read as follows:

Allocation and Return of Milestone Payments; Results of Bovine LH Pilot Study:
The Parties have agreed that Novartis and Aspen shall conduct a pilot study designed to establish the efficacy of Bovine LH, set forth in the Development Agreement, which study design shall be reasonably satisfactory to Novartis and Aspen (*the "LH Pilot Study") and at the sole expense of Novartis, which expense shall be non-refundable. The LH Pilot Study (NAH-1 0-0002 proof of concept study conducted in California and Argentina) will be considered (i) efficacious if it results in a statistically significant (p<0.05) increase in Day 60 pregnancy rate compared to untreated controls and (ii) commercially viable if the criteria for efficacy in (i) above is achieved and it is numerically superior by an absolute percentage of 5% over the positive control (Chorulon® - a human chorionic gonadotropin). For avoidance of doubt, retention of Milestone Payments is contingent upon successfully achieving criteria established in (i) above, which amount paid shall be refunded to Novartis in the event that such results are not achieved.

/s/ Hafid Benchaoui	/s/ Jeff McGonegal
Novartis Animal Health, Inc.	AspenBio Pharma, Inc.
Director, NDP (US) July 21, 2010	CFO July 26, 2010